Exhibit 99.1

Mesa Labs Reports 6% Increase in First Quarter Revenues

Lakewood, Colorado, August 6, 2013 — Mesa Laboratories, Inc. (NASDAQ:MLAB) (we, us, our, “Mesa” or the “Company”) today reported a six percent increase in revenues for the first quarter ended June 30, 2013.

Revenues for the first quarter increased six percent to $11,218,000 as compared to $10,559,000 for the same quarter last year.  Net income for the first quarter decreased 11 percent to $1,860,000 or $0.52 per diluted share of common stock as compared to $2,099,000 or $0.59 per diluted share of common stock for the same quarter last year.

On a non-GAAP basis, adjusted net income (which excludes the non-cash impact of amortization of intangible assets, net of tax) for the first quarter decreased ten percent to $2,238,000(1) or $0.63 per diluted share of common stock as compared to $2,482,000 or $0.70 per diluted share of common stock for the same quarter last year.

“This was a quarter of mixed results for Mesa,” said John J. Sullivan, President and Chief Executive Officer.  “Our Instruments Division revenues increased 17 percent and its gross margin as a percentage of revenues improved from 65 percent to 67 percent, compared to the same quarter last year.  Both of these increases were driven primarily by the acquisition of the Bios flow calibrator business in the same quarter last year.  However, we experienced an unusual event in our Biological Indicators (“BI”) Division that depressed sales and margins for the quarter.  Revenues decreased five percent and gross margin as a percentage of revenues decreased from 57 percent last year to 53 percent this year.  The declines were due to an initiative to replace three batches of non-conforming product that had been shipped to customers in previous months.  The product in question had longer than expected incubation times, which is used to determine a positive or negative BI test result.  We chose to dedicate a significant portion of our production capacity to replacement product rather than new orders, which lowered revenues for the quarter and increased our cost of goods sold.  However, our customers wound up with high-quality Mesa product and we believe that little or no business will be lost in this process.  We expect to recover the delayed shipments during our second quarter, with gross margins returning to normal levels in the second or third quarter.  We also don’t anticipate this being an issue again in the future as we have implemented new spore crop screening procedures to now identify such issues prior to manufacture or shipment.  The overall decline in Mesa’s net income for this quarter, as compared to the same quarter in the previous year, was also primarily due to the effects of this product replacement initiative.”

“On a positive note, we are excited about the acquisition of the SureTorque line of bottle cap torque testing products that was concluded immediately after the end of our first quarter,” continued John Sullivan.  “The SureTorque products are widely used in the pharmaceutical and biotechnology industries for quality control of bottling processes, which complements our existing line of torque testing instruments, that has gained wide acceptance in the food and beverage industries.  With the combination of the two lines of bottle cap torque testing instrumentation, we will be able to offer a wider range of products to a broader set of potential customers.  The SureTorque acquisition illustrates our commitment to growing our business through strategic acquisitions.”

(1) The non-GAAP measures of adjusted net income and adjusted net income per diluted share are defined to exclude the non-cash impact of amortization of intangible assets, net of tax. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

Financial Summary

Statements of Income

(Unaudited)

(Amounts in thousands, except per share data)	Three months ended June 30,
	2013	2012
Revenues	$11,218	$10,559
Cost of revenues	4,421	4,104
Gross profit	6,797	6,455
Operating expenses	3,754	3,236
Operating income	3,043	3,219
Other expense, net	28	34
Earnings before income taxes	3,015	3,185
Income taxes	1,155	1,086
Net income	$1,860	$2,099

Net income per share (basic)	$0.55	$0.63
Net income per share (diluted)	0.52	0.59

Weighted average common shares outstanding:
Basic	3,394	3,337
Diluted	3,553	3,541

Balance Sheets

(Amounts in thousands)	June 30, 2013 (Unaudited)	March 31, 2013
Cash and cash equivalents	$3,589	$4,006
Other current assets	14,185	15,449
Total current assets	17,774	19,455
Property, plant and equipment, net	7,622	7,406
Other assets	38,446	39,058
Total assets	$63,842	$65,919

Liabilities	$9,387	$13,166
Stockholders’ equity	54,455	52,753
Total liabilities and stockholders’ equity	$63,842	$65,919

Reconciliation of Non-GAAP Measures

(Unaudited)

(Amounts in thousands, except per share data)	Three months ended June 30,
	2013	2012
Net income	$1,860	$2,099
Amortization of intangible assets, net of tax	378	383
Adjusted net income	$2,238	$2,482

Adjusted net income per share (basic)	$0.66	$0.74
Adjusted net income per share (diluted)	0.63	0.70

Weighted average common shares outstanding:
Basic	3,394	3,337
Diluted	3,553	3,541

The non-GAAP measures of adjusted net income and adjusted net income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets, net of tax. The tax effect is calculated using the average corporate rate for that period multiplied by the amortization. We believe that excluding these acquisition related expenses provides the ability to understand the benefits of acquisitions based on their cash return.

We provide non-GAAP adjusted net income and non-GAAP adjusted net income per share amounts in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates management’s internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results.

Our management recognizes that items such as amortization of intangible assets can have a material impact on our net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely upon the GAAP statements of income. The non-GAAP numbers focus instead upon our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

About Mesa Laboratories, Inc.

We pursue a strategy of focusing primarily on quality control products, which are sold into niche markets that are driven by regulatory requirements. We prefer markets that have limited competition where we can establish a commanding presence and achieve high gross margins.  We are organized into two divisions across four physical locations.  Our Instruments Division designs, manufactures and markets quality control instruments and disposable products utilized in connection with the healthcare, pharmaceutical, food and beverage, medical device, industrial hygiene, semiconductor and petrochemical industries.  Our Biological Indicators Division manufactures and markets biological indicators and distributes chemical indicators used to assess the effectiveness of sterilization processes, including steam, gas, hydrogen peroxide and radiation, in the hospital, dental, medical device and pharmaceutical industries.

Forward Looking Statements

This press release may contain information that constitutes “forward-looking statements.” Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to revenue growth and statements expressing general views about future operating results — are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K for the year ended March 31, 2013, and those described from time to time in our subsequent reports filed with the Securities and Exchange Commission.

CONTACT: John J. Sullivan, Ph.D.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000